Exhibit 99.3

As of the Plan Effective Date, the GUC Trust will be formed and shall receive the GUC Trust Consideration as set forth in the GUC Settlement Term Sheet. All GUC Claims shall automatically, and without further act, deed, or court order, be assumed by the GUC Trust and all of Mallinckrodt’s liability for GUC Claims shall be assumed by, the GUC Trust as more fully set forth in the GUC Settlement Term Sheet. Each GUC Claim shall be resolved in accordance with the terms, provisions, and procedures of the GUC Settlement Term Sheet and the GUC Trust Documents.

Mallinckrodt GUC Settlement Term Sheet

This GUC Settlement Term Sheet, by and among the Debtors and the Supporting Parties, describes the proposed treatment of GUC Claims to be incorporated in the Restructuring contemplated by the Plan as well as certain related implementation and other matters (collectively, the “GUC Settlement”). This GUC Settlement Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Certain capitalized terms used herein are defined in the glossary attached hereto; capitalized terms used but not otherwise defined in this GUC Settlement Term Sheet have the meanings assigned in the Plan, as applicable.

This GUC Settlement Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documents implementing the GUC Settlement and broader restructuring of claims against and interests in the Debtors, which remain subject to negotiation among the parties.

GUC SETTLEMENT TERMS

Overview / Plan Support

The GUC Settlement will be implemented through the Plan, as amended as appropriate, consistent with the terms of (a) this GUC Settlement Term Sheet, and (b) Restructuring Support Agreement (including all exhibits thereto). The GUC Settlement shall constitute a compromise and settlement of all disputed issues between and among the Parties relating to the Plan.

In consideration of the compromises and settlements set forth herein, the UCC will (i) support the Plan and (ii) encourage all holders of GUC Claims entitled to vote on the Plan to vote in favor of the Plan (including by transmitting to holders of GUC Claims a letter, in form and substance reasonably acceptable to the Parties supporting the Plan), in each case, so long as the Plan and any related Definitive Documents are not inconsistent with this GUC Settlement. Such letter shall also be filed on the docket of the Debtors’ bankruptcy case and be made available on the Debtors’ restructuring website, and the UCC’s prior letter regarding the Plan shall be removed from such website.

The Plan will provide for the establishment of the GUC Trust, which will receive the GUC Trust Consideration (as defined below) and such other consideration it may obtain post-emergence from third-parties subject to the reasonable consent right of the Debtors or Reorganized Debtors, as applicable. All GUC Claims will be deemed assumed by the GUC Trust and be discharged, released, and enjoined as to the Debtors and the other Released Parties. The GUC Trust will be solely responsible for any and all costs, expenses, fees, taxes, disbursements, debts or obligations incurred from the operation and administration of the GUC Trust.

Treatment / Reconciliation of GUC Claims

As of the Plan Effective Date, Mallinckrodt’s liability for all GUC Claims shall automatically, and without further act, deed, or court order, be assumed by the GUC Trust, as described herein. Each GUC Claim shall be resolved in accordance with the terms, provisions, and procedures of the GUC Trust Documents; provided, that allocations of the GUC Trust Consideration (as defined below) and distributions on account of GUC Claims shall satisfy the requirements of the Bankruptcy Code and Bankruptcy Rules; provided, further, that any settlement that results in allowance of any Acthar Claims shall require the reasonable consent of the Debtors and shall not include any direct or indirect admission of fault or liability as to Mallinckrodt or any Released Party and shall not include any terms that allow for, establish, or tend to establish any legal or factual predicate for postpetition or post- emergence claims, liabilities, or obligations, including as to any form of legal or equitable relief, against Mallinckrodt or any Released Party; provided, further, that the Debtors shall have the right to control the defense of and settle, with the reasonable consent of and at the expense of the GUC Trust, Acthar Claims to the extent such Claims are the subject of litigation.

For the avoidance of doubt, (a) all administrative, secured, and priority claims, including any GUC Claim where a portion thereof is asserted to be an administrative, secured, or priority claim and (b) any GUC Claim seeking injunctive relief, shall be resolved by the Debtors in accordance with the terms, provisions, and procedures of the Plan; provided, however, that if such GUC Claim is later determined not to be an administrative, secured, or priority claim, or any request for injunctive relief has been dismissed, such GUC Claim shall be resolved by the GUC Trust in accordance with the terms, provisions, and procedures of the GUC Trust Documents and shall be controlled by the GUC Trustee, with the reasonable consent of the Debtors.

On the GUC Trust Settlement Date, the Debtors shall agree to forbear from (a) filing additional objections to GUC Claims, (b) prosecuting the Second Omnibus Claims Objection [D.I. 3189]; Third Omnibus Claims Objection [D.I. 3190]; and Fourth Omnibus Claims Objection [D.I. 3191], and (c) deeming any Claims to be allowed Claims without the UCC’s consent; provided, however, that: (x) forbearance would not impact or hinder, in the Debtors’ discretion, (i) the Debtors’ ability to confirm the Plan or (ii) the Reorganized Debtors; and (y) the UCC agrees to the terms set forth herein and agrees to support the Plan.

The GUC Trust shall be funded in accordance with the provisions of this Term Sheet. The sole recourse of any GUC Claimant on account of such GUC Claim shall be to the GUC Trust, and each such GUC Claimant shall have no right whatsoever at any time to assert its GUC Claim against any Released Party.

For the avoidance of doubt, allowed Asbestos Late Claims shall be included in the definition of GUC Claims, but Asbestos Claims shall be excluded from the GUC Trust.

Treatment of Generics Price Fixing Claims	Pursuant to the UCC Settlement Implementation (defined below), in full and final satisfaction of the Generics Price Fixing Claims, in lieu participating in the claims reconciliation process, holders of Generics Price Fixing Claims shall receive their pro rata share of $8 million to be paid from the GUC Trust cash payment by the GUC Trust, based on estimated claim amounts, to be paid to holders of Generics Price Fixing Claims on the Effective Date or as soon as practicable thereafter.

GUC Trust Consideration

In lieu of the current consideration provided for under the Plan, on the Plan Effective Date, the GUC Trust will receive consideration (the “GUC Trust Consideration”) comprised of the following forms of consideration:

•  A cash payment of $135 million on the Effective Date;

•  the Assigned Preference Claims;

•  the Terlivaz Contingent Value Rights;

•  the Assigned Sucampo Avoidance Claims;

•  the Share Repurchase Claims;

•  the VTS PRV Share; and

•  the StrataGraft PRV Share.

Asbestos Settlement

As of the Plan Effective Date, the Debtors’ liability, if any, for all Asbestos Claims timely filed by the February 16, 2021 at 4:00 pm (et) bar date shall automatically, and without further act, deed, or court order, be assumed by the Asbestos Trust, as described herein. For the avoidance of doubt, litigations concerning asbestos commenced against the Debtors after the Effective Date will be addressed by the Reorganized Debtors; provided, that, this does not affect the Asbestos Trust’s obligation to resolve Asbestos Late Claims.

Each Asbestos Claim shall be resolved in accordance with the terms, provisions, and procedures of the Asbestos Trust Documents; provided, that allocations of the Asbestos Trust Consideration and distributions on account of Asbestos Claims shall satisfy the requirements of the Bankruptcy Code and Bankruptcy Rules. The Asbestos Claims shall be excluded from the Treatment of GUC Claims and shall be exclusively resolved through the Asbestos Trust. Asbestos Late Claims will be resolved by the GUC Trust. On the Effective Date, the Asbestos Trust shall be established, and the Asbestos Trustee shall be appointed, as selected by the UCC in consultation with the Debtors.

Pursuant to the UCC Settlement Implementation (defined below), the Asbestos Trust Consideration shall be $18 million, to be paid from the GUC Trust cash payment by the GUC Trust to the Asbestos Trust, payable as follows:

•  The initial cash payment shall be $[] million payable on the Effective Date; and

•  The remaining cash payment shall be provided within 90 days of the Effective Date.

The Asbestos Cost Sharing Agreement and the Asbestos Insurance Policies shall be excluded from the Asbestos Trust and remain with the Reorganized Debtors. The Asbestos Trustee shall be responsible for management and distribution of the Asbestos Trust Consideration, including the resolution of the Asbestos Claims.

After the Debtors’ contributions to the Asbestos Trust set forth above have been made in full, the Reorganized Debtors shall retain all proceeds of any Asbestos Insurance Policies, including those that are part of the Asbestos Cost Sharing Agreement. To the extent the Asbestos Trustee comes into possession of any proceeds of Asbestos Insurance Policies, the Asbestos Trust shall turn such proceeds over to the reorganized Debtors, and if for any reason the Asbestos Trust is required to pursue any such proceeds, it shall do so at the sole cost and expense of the reorganized Debtors. In the event of any default of the Debtors’ contribution obligations set forth above, the Asbestos Trustee shall be deemed to have succeeded to the Debtors rights as the insured under the Asbestos Cost Sharing Agreement and any and all Asbestos Insurance Policies, and may pursue and retain such insurance proceeds for the benefit of the beneficiaries of the Asbestos Trust.

At no point will the Asbestos Trust Consideration be commingled with the GUC Trust Consideration on or after the Effective Date. Prior to the Effective Date, the Asbestos Trust Documents shall be filed.

Tax Matters[1]

The GUC Settlement and the Asbestos Settlement shall be implemented with the objective of maximizing tax efficiency to (i) Mallinckrodt, including with respect to the availability, location and timing of tax deductions and (ii) to the GUC Claimants and Asbestos Claimants, including with respect to the tax classification of the GUC Trust and Asbestos Trust, respectively.

The GUC Trust and the Asbestos Trust will be treated as a qualified settlement funds for tax purposes.

GUC Trust Documents	The GUC Trust Documents will comply with the requirements of the Bankruptcy Code. The material terms of the GUC Trust Documents will be described in a Plan Supplement and forms of the GUC Trust Documents shall be included in the Plan Supplement, with such summaries and forms of documents to be reasonably acceptable to the UCC and the Debtors.

GUC Assigned Preference Claims and Assigned Sucampo Avoidance Claims Cooperation

During the pendency of the Chapter 11 Cases and after the Plan Effective Date, the Debtors shall cooperate with professionals retained by the UCC or the GUC Trust, as applicable, in connection with the investigation and preservation of the Assigned Preference Claims and Assigned Sucampo Avoidance Claims, including by providing non-privileged information (including, without limitation, documents, emails and access to individuals with information), at the request of professionals retained by the UCC or the GUC Trust.

The Debtors shall provide all available, non-privileged information relating to the Assigned Preference Claims and Assigned Sucampo Avoidance Claims to professionals retained by the UCC during the Debtors’ bankruptcy cases.

On and after the Plan Effective Date, the Reorganized Debtors shall provide reasonable cooperation to the GUC Trust in connection with the GUC Trust’s investigation, preservation and pursuit of Assigned Preference Claims and Assigned Sucampo Avoidance Claims.

[1]	[NTD: Subject to LW tax review]

StrataGraft PRV Monetization	The Reorganized Debtors shall market the StrataGraft priority review voucher at a time to be determined by the Reorganized Debtors’ board of directors. The Reorganized Debtors shall have sole discretion and control over the marketing and sale of the Stratagraft priority review voucher, but shall provide the GUC Trustee with consultation rights and timely updates regarding all aspects of the marketing of the StrataGraft priority review voucher.

Challenge Period	The Debtors, the Required Lenders (as defined in the Final Order Under Bankruptcy Code Sections 105(a), 361, 362, 363, 503, and 507, and Bankruptcy Rules 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying the Automatic Stay; and (IV) Granting Related Relief [Docket No. 586] (the “Cash Collateral Order”)), and the UCC will enter into a stipulation that provides that upon the filing of this GUC Settlement with the Court, the Challenge Period (as defined in the Cash Collateral Order) applicable to the UCC is tolled, solely to the extent preserved by UCC as of the date hereof, through the date the court enters an order confirming the Plan, and if the Plan is confirmed, it shall be automatically tolled through the Effective Date; provided, that the UCC may not pursue challenges prior to the Effective Date unless the court enters an order denying confirmation of the Plan or the Debtors publicly announce that they are ceasing to pursue the consummation of the confirmed Plan; provided, further, that if the Plan is not confirmed, then the Challenge Period shall be tolled to one week from the entry of an order denying confirmation, and if the Debtors publicly announce they are ceasing to pursue confirmation of the confirmed Plan, then the Challenge Period shall be tolled to one week from such announcement.

Definitive Documents	All Definitive Documents relating to the subject matter of this GUC Settlement shall be consistent in all respects with this GUC Settlement Term Sheet, and the provisions regarding implementation of this GUC Settlement in the Definitive Documents shall be in form and substance reasonably acceptable to the Debtors, the Supporting Parties (solely to the extent of each Supporting Parties’ consent rights pursuant the Restructuring Support Agreement), and the UCC.

Other Terms of Plan and Confirmation Order

The Plan and/or Confirmation Order will provide for, among other things, the following:

•  Payment in full on the Effective Date of all reasonable, documented fees, expenses, and disbursements incurred by the Indenture Trustee (including reasonable, documented professional fees, expenses and disbursements) whether prior to or after the Petition Date and whether prior to or after the Effective Date, and the Plan shall include customary language, protections and rights of indenture trustees under chapter 11 plans for the benefit of the Indenture Trustee (for example, as currently provided under the Plan to/for the Guaranteed Unsecured Notes Indenture Trustee).

•  The UCC will be responsible for selecting the GUC Trustee and members of the GUC Trust Oversight Committee with the reasonable consent of the Debtors.

•  Any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the Assigned Preference Claims and Assigned Sucampo Avoidance Claims shall be transferred to the GUC Trust and shall vest in the GUC Trust, and the Debtors or the Reorganized Debtors, as the case may be, and the GUC Trust shall take all necessary actions to effectuate the transfer of such privileges; provided, that (a) such privileges shall be transferred to the GUC Trust for the sole purpose of enabling, and to the extent necessary to enable, the GUC Trust to investigate and/or pursue such Assigned Preference Claims and Assigned Sucampo Avoidance Claims and (b) no documents or communications subject to a privilege shall be publicly disclosed by the GUC Trust or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the Assigned Preference Claims and Assigned Sucampo Avoidance Claims; provided, further, that the Confirmation Order shall provide that the GUC Trust’s receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims on behalf of the Debtors’ estates.

•  The GUC Trust shall be authorized to conduct Rule 2004 examinations, to the fullest extent permitted thereunder, to investigate the Assigned Preference Claims and Assigned Sucampo Avoidance Claims, without the requirement of filing a motion for such authorization; provided, however, that no such Rule 2004 examinations shall be taken of the Debtors, the Reorganized Debtors, any Released Party or any of their respective then-current employees, officers, directors, representatives or agents, without further order of the Bankruptcy Court after notice and an opportunity to object and be heard.

•  The exercise of remedies (including, without limitation, rights of setoff and/or recoupment) by non-Mallinckrodt third parties against Mallinckrodt on account of any Assigned Preference Claims and Assigned Sucampo Avoidance Claims shall be enjoined and barred, to the extent permitted by applicable law.

Class 6 Allocation	The UCC and/or the GUC Trustee, as applicable, shall have exclusive standing to propose, settle, or otherwise seek an allocation among Class 6 General Unsecured Creditors (the “Allocation”), subject, prior to the Effective Date, to the reasonable consent of the Debtors and/or Reorganized Debtors, as applicable. [The UCC shall, through a motion pursuant to Rule 9019, or some other mechanism agreed to by the Debtors and the UCC (“UCC Settlement Implementation”), seek approval of an Allocation methodology and initial distributions to creditors consistent with the illustrative recoveries to Holders of Class 6 Claims substantially in the form attached hereto as Exhibit 1, to be heard contemporaneously with the confirmation hearing. If the Court enters an order (the “UCC Approval Order”) approving the UCC Settlement Implementation, the UCC Approval Order shall be fully incorporated into the order approving the Plan.][2] The Debtors and/or the Reorganized Debtors, as applicable, shall provide reasonable cooperation with respect to approval of the Allocation.

[2]	The Debtors and the Supporting Parties take no position with respect to the proposed Allocation. The Debtors and the UCC are still in discussion on the implementation mechanics.

Glossary of Key Defined Terms

Term	Meaning
Asbestos Claim	Means a Claim evidenced by a proof of claim filed in the Chapter 11 Cases related to asbestos exposure or products containing Asbestos, regardless of whether it is based on premises or product liability and regardless of which Debtor entity the Claim is asserted against. For the avoidance of doubt, this includes any filed Claim asserted as a personal injury claim based on asbestos exposure.

Asbestos Late Claim	Means a Claim evidenced by a proof of claim filed in the Chapter 11 Cases filed after February 16, 2021 4:00 pm (et) related to asbestos exposure or products containing Asbestos, regardless of whether it is based on premises or product liability and regardless of which Debtor entity the Claim is asserted against. The GUC Trust shall file and prosecute objections based on timeliness to all Asbestos Late Claims. An allowed Asbestos Late Claim shall be a GUC Claim.

Asbestos Claimant	A holder of an Asbestos Claim.

Asbestos Late Claimant	A holder of an Asbestos Late Claim, which shall be considered GUC Claimants.

Asbestos Cost Sharing Agreement	That certain June 20, 1991 Primary Insurance Cost Sharing Agreement Regarding IMCERA’s Asbestos Bodily Injury Claims in the aggregate amount of approximately $35.2 million as agreed to by the Asbestos Insurance Providers, and any Asbestos Insurance Policies subject thereto, as amended and restated from time to time.

Asbestos Insurance Policies	Any insurance policies held by the Debtors or their predecessors providing coverage of Asbestos Claims, including any policies (or successors thereto) listed under the Asbestos Cost Sharing Agreement, or other policies providing coverage for Asbestos Claims.

Asbestos Insurance Providers	Shall mean the insurance providers that are a party to the Asbestos Insurance Policies or any successor or assignee providers of such Asbestos Insurance Policies.

Asbestos Trust	The non-section 524(g) trust to be established as a designated settlement fund or a qualified settlement fund, in accordance with the regulations issued by the Internal Revenue Service, as of the Plan Effective Date pursuant to the Asbestos Trust Documents, for the holders of Asbestos Claims. Asbestos Claims timely filed by the February 16, 2021 bar date shall be assumed by the Asbestos Trust, and resolved in accordance with the terms, provisions, and procedures of the Asbestos Trust Documents.

Asbestos Trust Consideration

$18 million, to be paid from the GUC Trust cash payment by the GUC Trust, payable as follows:

•  The initial cash payment shall be $[ ] million payable on the Effective Date; and

•  The remaining cash payment shall be provided within 90 days of the Effective Date.

The Asbestos Cost Sharing Agreement will be excluded from the Asbestos Trust and the GUC Trust, and shall remain with the Reorganized Debtors. For the avoidance of doubt, the Asbestos Trust Consideration is separate and apart from, and shall not be commingled with, the GUC Trust Consideration.

Asbestos Trust Documentation

The documents, to be drafted by UCC Professionals and reasonably acceptable to the Debtors, the Supporting Parties (solely to the extent of each Supporting Parties’ consent rights pursuant to the Restructuring Support Agreement) governing: (i) the Asbestos Trust; (ii) the flow of consideration from the Debtors’ estates to the Asbestos Trust; (iii) submission, resolution, and distribution procedures in respect of all Asbestos Claims; (iv) the flow of distributions, payments or flow of funds made from the Asbestos Trust on or after the Plan Effective Date; and (v) the process for the resolution of Asbestos Claims.

Prior to the Effective Date, the Asbestos Trust Documents shall be filed. The material terms of the Asbestos Trust will be described in the Plan Supplement and the Asbestos Trust Documents shall be included in the Plan Supplement.

Asbestos Trustee

The Asbestos Trustee shall be selected by the UCC in consultation with the Debtors.

The Asbestos Trustee shall be responsible for management and distribution of the Asbestos Trust Consideration, including the resolution of the Asbestos Claims in accordance with the Asbestos Trust Distribution Procedures or other governing documents.

Assigned Preference Claims	All preference claims arising under section 547 of the Bankruptcy Code (and/or analogous state law), and all proceeds thereof, excluding preference claims (a) assigned to the Opioid MDT II or (b) against (i) any Released Party, (ii) any counterparty to an assumed contract, or (iii) any holder of a Class 7 Claim (go-forward trade creditors).

Assigned Sucampo Avoidance Claims	All Avoidance Actions arising from the Sucampo acquisition against the selling shareholders in such acquisition, including as related to VTS-270.

GUC Claim	A General Unsecured Claim (as defined in the Plan), which shall include allowed Asbestos Late Claims and exclude Asbestos Claims.

GUC Claimant	A Holder of a GUC Claim, which shall include holders of allowed Asbestos Late Claims, but exclude Asbestos Claimants.

GUC Trust	The trust that is to be established in accordance with the Plan, the Confirmation Order, and the GUC Trust Documents for all Holders of Claims in Classes 6(a)-(f) other than any secured or priority claims (including any royalty claims), which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulation promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more trusts as determined by the GUC Claimants to be reasonably necessary or appropriate, including to provide tax efficiency to the GUC Trust and GUC Claimants (and all such trusts shall be referred to collectively as the “GUC Trust”).

GUC Trust Beneficiaries	TBD

GUC Trust Documents	The documents governing: (i) the GUC Trust; (ii) any sub-trusts or vehicles that comprise the GUC Trust, including the Asbestos Trust; (iii) the flow of consideration from the Debtors’ estates to the GUC Trust or any sub-trusts or vehicles that comprise the GUC Trust; (iv) submission, resolution, and distribution procedures in respect of all GUC Claims; and (v) the flow of distributions, payments or flow of funds made from the GUC Trust or any such sub-trusts or vehicles after the Plan Effective Date.

GUC Trust Settlement Date	The GUC Trust Settlement Date shall be the date upon which the UCC agrees to the GUC Settlement Term Sheet and the Plan reflecting the GUC Settlement Term Sheet is filed with the Bankruptcy Court.

Indenture Trustee	The Legacy Unsecured Notes Indenture Trustee (as defined in the Plan).

Terlivaz Contingent Value Rights	A $20 million payment to the GUC Trust due upon the receipt of regulatory approval of Terlivaz by the FDA and upon reaching $100 million of cumulative net sales. The GUC Trust’s Terlivaz Contingent Value Rights will continue against any third-party who purchases or is assigned the rights to Terlivaz.

Share Repurchase Claims	50% of the Debtors’ interest in any Claims and Causes of Action arising from the Debtors’ share repurchase program between 2015-2018.

StrataGraft PRV Share	35% of the proceeds received upon disposition of the Debtors’ priority review voucher related to StrataGraft.

VTS PRV Share	All proceeds received upon disposition of the Debtors’ 63% retained ownership interest in the priority review voucher related to VTS-270.

Exhibit 1

DISCLAIMER

The Official Committee of Unsecured Creditors (the “UCC”) and its advisors have not independently verified any of the underlying source data provided by the advisors to Mallinckrodt plc and its affiliates (together, the “Company”), which provided a basis for the information contained herein in connection with the preparation of this exhibit. Accordingly, no representation or warranty is made by the UCC and its advisors as to the accuracy, reliability or completeness of the information provided by the Debtors which formed the basis of the UCC’s advisors’ preparation of this exhibit and the UCC and its advisors are not responsible to any party, in any way, for the future financial or operational performance of the Company.

While the work of the UCC and its advisors may have included an analysis of financial accounting data, this engagement does not include an audit, compilation or review of any kind of any financial statements on behalf of the UCC. Accordingly, as part of this engagement on behalf of the UCC, the UCC and its advisors do not express any opinion or other form of assurance on the financial statements or financial components referenced or relied upon herein.

In the event the services involved prospective financial or forward-looking information, this information was prepared by the Company and the UCC advisors’ work did not constitute an examination, compilation or agreed-upon procedures in accordance with standards established by the American Institute of Certified Public Accountants, and the UCC and its advisors express no assurance of any kind on such information. There will be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. The UCC and its advisors take no responsibility for the achievability of the expected results of the Company.

Class 6 Allocation of Settlement Consideration

(in millions)

Class 6 Creditors—>	4.75% Notes	Legacy Debentures	Other	Acthar Litigation	Generics Price-Fixing Litigation	Asbestos Litigation
Initial $125.0 Cash Distribution (“ICD”)[1]:	$56.99	$10.86	$23.65	$7.50	$8.00	$18.00
ICD Payable To:	US Bank		Escrow			Asbestos Trust
Claim Treatment:	Fixed		To be reconciled / adjudicated by GUC Trust		To be estimated and allowed upon Plan confirmation	To be reconciled by Asbestos Trust
Subsequent Cash Distributions (“SCD”):	- Subsequent distributions are currently unknown and are dependent on the following factors: total GUC Trust Consideration, the UCC’s entity-based waterfall model (“UCC Waterfall”), and the claims reconciliation / adjudication process conducted by the GUC Trust				$0	$0
- For the avoidance of doubt, (i) 4.75%
Notes and Legacy Debentures may be
eligible to receive SCD once total GUC
Trust Consideration exceeds $200 million,
and (ii) Other and Acthar Litigation may be
eligible to receive SCD once total GUC
	Trust Consideration exceeds $125 million

Class 6 Total Illustrative Recoveries

(in millions)

The table below illustrates total recoveries to Class 6 creditors assuming (i) GUC Trust Consideration ranging from $125 - $300 million and (ii) no further changes to the UCC Waterfall, including claim estimates. As there may be potentially significant changes to the UCC Waterfall, these illustrative recoveries may also change significantly.

	Total Illustrative Recoveries
Total Settlement Consideration[1] —>	$125.0	$150.0	$200.0	$250.0	$300.0
4.75% Notes	57.0	57.0	57.0	69.3	85.1
Legacy Debentures	10.9	10.9	10.9	13.2	15.2
Other	23.6	28.2	53.3	71.0	87.2
Acthar Litigation	7.5	28.0	52.9	70.5	86.6
Generics Price-Fixing Litigation	8.0	8.0	8.0	8.0	8.0
Asbestos Litigation	18.0	18.0	18.0	18.0	18.0

Total	$125.0	$150.0	$200.0	$250.0	$300.0

[1]	Reflects $135 million of cash consideration less $10 million reserved for GUC Trust administration